ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                              TOTAL FIRST AID, INC.

         Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned, being the Chief Executive Officer of TOTAL FIRST AID, INC., a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida (the "Corporation"), bearing document number 546003, does hereby certify that the following resolutions were adopted pursuant to the authority of the Board of Directors and the holders of a majority of the Corporation's issued and outstanding voting securities as required by Section 602.1003 of the Florida Business Corporation Act:

         RESOLVED, that Article I - NAME of the Corporation's Articles of Incorporation, as amended, be and hereby is deleted in its entirety and replaced with the following:

                                ARTICLE I - NAME

         The name of this Corporation is Spearhead Limited, Inc.


         RESOLVED, that Article IV - CAPITAL STOCK of the Corporation's Articles of Incorporation, as amended, be and hereby is deleted in its entirety and replaced with the following:

                           ARTICLE IV - CAPITAL STOCK

                  The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be 220,000,000 shares, consisting of (a) 200,000,000 shares of common stock, par value $.001 per share, and (b) 20,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). Series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

         The foregoing resolutions and articles of amendment were adopted by the Board of Directors of the Corporation and by the holders of a majority of the Corporation's issued and outstanding voting securities at a meeting of shareholders held on June 29, 2004, which represented the minimum number of votes which would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted pursuant to the Florida Business Corporation Act.

         IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed these Articles of Amendment as of June 29, 2004.

                              TOTAL FIRST AID, INC.


                              By:
                                   --------------------------------------------
                                   Michel L. Marengere, Chief Executive Officer